RegeneRx Reports Preliminary Cardiovascular Data at

Thymosin Meeting

BETHESDA, MD.—MARCH 26, 2007—REGENERX BIOPHARMACEUTICALS, INC. (AMEX:RGN) (www.regenerx.com) reported on Saturday, March 24th at the First Annual Symposium on Thymosins in Health and Disease, in Washington, D.C., new data relating to Thymosin beta 4’s (Tb4) effects in an ischemic cardiovascular animal model. Mr. David Crockford, RegeneRx’s vice president for clinical and regulatory affairs reported that when Tb4 was administered intravenously to mice that had a surgically induced myocardial infarction (heart attack), approximately 73% survived for the duration of the study compared to 47% for those receiving placebo.

“These results are preliminary but they are very encouraging and support the hypothesis, and previously published studies, indicating that Tb4 has cardio-protective effects on the heart and may increase not only cardiac function but also survival,” stated Mr. Crockford. “This study was the first study to look at the administration of Tb4 intravenously (as will be the case in human clinical trials) and compared three different doses of Tb4 to placebo. All three doses had relatively similar survival advantages over placebo, although the high dose group had the greatest number of survivors. We are, obviously, quite pleased with these results and look forward to filing an IND this month to initiate our Phase 1 clinical trial.”

About RegeneRx Biopharmaceuticals, Inc.

RegeneRx is focused on the discovery and development of novel molecules to accelerate tissue and organ repair. Currently, RegeneRx is developing Tb4, a 43 amino acid peptide, in part, under an exclusive world-wide license from the National Institutes of Health. Preliminary research suggests that Tb4 may prove efficacious for multiple indications; therefore, RegeneRx is developing Tb4 as the cornerstone of its therapeutic platform. The technology platform has many potential applications in both the pharmaceutical and consumer products sectors. RegeneRx holds nearly 60 world-wide patents and patent applications related to dermal, ocular, and internal wounds and tissue repair, cardiac and neurological injuries, septic shock and several consumer product areas. RegeneRx is currently sponsoring three Phase 2 chronic dermal wound healing clinical trials and has additionally targeted ophthalmic and cardiac trials in 2007 as part of its ongoing clinical development program.

The RegeneRx Technology Platform

Tb4 is a synthetic version of a naturally occurring peptide present in virtually all human cells. It is a first-in-class drug candidate that promotes endothelial cell differentiation, angiogenesis in dermal tissues, keratinocyte migration, collagen deposition, and down-regulates inflammation. One of Tb4’s key mechanisms of action is its ability to regulate the cell-building protein, actin, a vital component of cell structure and movement. Of the thousands of proteins in cells, actin represents up to 10% of the total protein and, thus, plays a major role in the physiology of the cell. RegeneRx has identified several molecular variations of Tb4 that may affect the aging of skin, among other properties, and could be important candidates as active ingredients in pharmaceutical and consumer products. Researchers at the National Institutes of Health, and at other academic institutions throughout the U.S., have published numerous scientific articles indicating that Tb4 is effective in accelerating dermal and corneal wound healing in several animal models, under a variety of conditions. In two articles published in the scientific journal, Nature, researchers found that Tb4 protects heart tissue following a myocardial infarction (heart attack) and can regenerate coronary vessels in laboratory animals. Abstracts of scientific papers related to Tb4’s mechanisms of action may be viewed at RegeneRx’s web page: www.regenerx.com.

Safe Harbor Statement

The information in this press release may include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements concern the Company’s current expectations regarding future events, including the ongoing and prospective development of Tb4 and possible future benefits to the Company, its shareholders, and patients. Due to the nature of product development and the regulatory approval process, the forward-looking statements are subject to risks and uncertainties, including those reflected in the Company’s filings with the Securities and Exchange Commission, particularly its most recent Annual Report on Form 10-KSB. The Company assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company.

CONTACT:

RegeneRx Biopharmaceuticals, Inc.

J.J. Finkelstein, 301.280.1992

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